Harman International
PRESS RELEASE

April 26, 2007	FOR IMMEDIATE RELEASE
Contact: Robert C. Ryan
Vice President - Treasurer
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD THIRD QUARTER RESULTS
INVESTOR CONFERENCE CALL CHANGED TO 9:30 AM EDT

Washington, D.C. - April 26, 2007 - Harman International Industries, Incorporated (NYSE: HAR) today announced record results for the three and nine months ended March 31, 2007. Net sales for the third quarter were $882.8 million compared to $801.5 million during the same period last year, an increase of 10 percent. Net income for the three-month period increased 11 percent to $71.0 million. Earnings per diluted share were $1.07 compared to $0.94 last year, an increase of 14 percent.

For the nine months ended March 31, 2007, net sales were $2.640 billion, an increase of 11 percent above the prior year period. Net income increased 10 percent to $209.0 million. Earnings per diluted share were $3.14 compared to $2.80 last year, an increase of 12 percent.

Sales for the third quarter increased consistently across each of our operating segments compared to the prior year period. Automotive sales were $624.9 million for the third quarter, an increase of 10 percent versus the same period last year. Consumer sales and Professional sales also increased 10 percent to $118.0 million and $139.9 million, respectively.

Dr. Sidney Harman, Executive Chairman and Chief Executive Officer, commented:

“We produced record sales and earnings during the third quarter and the first nine months of fiscal 2007. Automotive continues to invest in research and development to support recently awarded business and Driver Assist technologies. Consumer sales exceeded prior year’s quarter but increased competition continues to impede operating profits. Professional delivered higher sales propelled by products utilizing our HiQnet networking protocol. We have identified video presentation as the next major Professional opportunity for us to integrate audio and video controlled from a single remote location.”

April 26, 2007

At 9:30 a.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three and nine months ended March 31, 2007. To participate in the conference call, please dial (888) 428-4480 or for international calls dial (612) 332-0725 prior to 9:30 a.m. EDT. Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 1:00 p.m. EDT. The replay will be available through May 3, 2007. Please call (800) 475-6701 to access the replay. For international calls please call (320) 365-3844. The access code number is 870147.

AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID: 870147, then enter the pass code: Harman and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets. The Company’s stock is traded on the New York Stock Exchange under the symbol: HAR.

Note: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, customer acceptance of our consumer and professional products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net sales	$882,771	801,487	2,640,031	2,388,780
Cost of sales	577,396	519,870	1,727,729	1,535,099

Gross profit	305,375	281,617	912,302	853,681

Selling, general and administrative expenses	203,052	182,827	607,341	560,838

Operating income	102,323	98,790	304,961	292,843

Other expenses:
Interest expense, net	340	2,492	977	10,889
Miscellaneous, net	543	857	1,888	2,627

Income before income taxes and minority interest	101,440	95,441	302,096	279,327

Income tax expense	30,895	31,775	94,369	89,516
Minority interest	(498)	(360)	(1,313)	(717)

Net income	$71,043	64,026	209,040	190,528

Basic earnings per share	$1.09	0.96	3.20	2.88
Diluted earnings per share	$1.07	0.94	3.14	2.80

Shares outstanding - Basic	65,239	66,428	65,348	66,103
Shares outstanding - Diluted	66,327	68,109	66,501	68,164

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	March 31,	March 31,
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$96,961	397,099
Accounts receivable	529,719	440,191
Inventories	480,179	337,685
Other current assets	170,114	158,864

Total current assets	1,276,973	1,333,839

Property, plant and equipment, net	529,456	479,815
Goodwill	400,123	356,005
Other assets	192,482	202,075

Total assets	$2,399,034	2,371,734

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$3,084	1,746
Current portion of long-term debt	17,020	174,961
Accounts payable	270,421	243,388
Accrued liabilities	522,516	520,160

Total current liabilities	813,041	940,255

Borrowings under revolving credit facility	136,702	---
Long-term debt	2,751	150,109
Other non-current liabilities	82,655	71,628

Total shareholders’ equity	1,363,885	1,209,742

Total liabilities and shareholders’ equity	$2,399,034	2,371,734